Bright Mountain Media, Inc. Announces Second Quarter 2025 Financial Results

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Second quarter revenue increased to $15.4 million compared to $13.0 million for the second quarter of 2024.

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Half year revenue increased by $4.1 million to $29.6 million compared to $25.5 million for the same period of 2024.

Boca Raton, FL, August 7, 2025 — Bright Mountain Media, Inc. (OTCQB: BMTM) (“Bright Mountain” or the “Company”), a global holding company with current investments in digital publishing, advertising technology, consumer insights, creative services, and media services, today announced its financial results for the second quarter and six months ended June 30, 2025.

Matt Drinkwater, CEO of Bright Mountain, announced that the Company experienced continued financial momentum in the second quarter of the year, highlighting solid gains across key performance metrics.

"We are very pleased with our strong and steady financial performance", said Drinkwater, emphasizing the Company's consistent growth. "In Q2, revenue increased to $15.4 million, compared to $13.0 million in the second quarter of 2024, demonstrating meaningful operational leverage and strategic execution."

The Company attributes its revenue growth primarily to its advertising technology division, which is effectively matching demand from leading advertisers with premium ConnectedTV advertising inventory via the Company's technology platform. This strategy enabled the Company to partner with a growing list of premium publishers and streaming platforms, resulting in increased volume, higher rates, and overall revenue growth.

Financial Results for the Three Months Ended June 30, 2025

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Revenue was $15.4 million, an increase of $2.4 million, or 18%, compared to $13.0 million for the same period of 2024. The increase in revenue was primarily from our advertising technology division, and was driven by our ability to leverage our resources to attract top advertisers, which in turn allowed us to onboard premium publishers. This led to an increase in volume, as well as rates and overall revenue. The increase was partially offset by a decline in revenue from our digital publishing division, which was primarily impacted by macroeconomic factors, which reduced traffic to our website, coupled with an overall reduction in spending by some customers related to inflationary concerns.

Advertising technology revenue was approximately $5.1 million, digital publishing revenue was approximately $359,000, consumer insights revenue was approximately $7.3 million, creative services revenue was approximately $1.7 million, and media services revenue was approximately $869,000, during the second quarter of 2025.

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Cost of revenue was $12.4 million, an increase of $2.8 million, or 29%, compared to $9.6 million for the same period in 2024. The increase is mainly a result of increased publisher costs of $1.4 million, driven by the increase noted in revenue for our advertising technology division, and increased direct project costs of $1.9 million, driven by the increase noted in revenue for our consumer insights and media services divisions.

Cost of revenue is inclusive of direct salary and labor costs of approximately $1.8 million for employees that work directly on customer projects; direct project costs of approximately $4.9 million for payments made to third-parties that are directly attributable to the completion of projects to allow for revenue recognition; non-direct project costs of approximately $1.2 million; publisher costs of approximately $3.7 million, and sales commissions of approximately $316,000.

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General and administrative expense was $4.0 million, a decrease of $1.3 million, or 24%, compared to $5.3 million in the same period of 2024.

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Gross margin was $3.0 million, a decrease of 11%, compared to $3.4 million in the same period of 2024.

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Net loss was $4.1 million, a decrease of 22%, compared to a $5.2 million net loss in the same period of 2024.

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Adjusted EBITDA loss was $218,000, an improvement of 76%, compared to Adjusted EBITDA loss of $920,000 in the same period of 2024. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

Financial Results for the Six Months Ended June 30, 2025

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Revenue was $29.6 million, an increase of $4.1 million, or 16%, compared to $25.5 million for the same period of 2024. The increase in revenue was primarily from our advertising technology division, and was driven by our ability to leverage our resources to attract top advertisers, which in turn allowed us to onboard premium publishers. This led to an increase in volume, as well as rates and overall revenue. The increase was partially offset by a decline in revenue from our creative services division, which was primarily due to a decrease in the number of projects for small tier revenue customers.

Advertising technology revenue was approximately $9.3 million, digital publishing revenue was approximately $942,000, consumer insights revenue was approximately $14.4 million, creative services revenue was approximately $3.2 million, and media services revenue was approximately $1.7 million, during the first half of 2025.

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Cost of revenue was $22.3 million, an increase of $3.4 million, or 18%, compared to $18.9 million for the same period in 2024.

Cost of revenue is inclusive of direct salary and labor costs of approximately $3.7 million for employees that work directly on customer projects; direct project costs of approximately $8.5 million for payments made to third-parties that are directly attributable to the completion of projects to allow for revenue recognition; non-direct project costs of approximately $2.2 million; publisher costs of approximately $6.7 million, and sales commissions of approximately $575,000.

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General and administrative expense was $8.5 million, a decrease of 19%, compared to $10.6 million in the same period of 2024.

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Gross margin was $7.3 million, an increase of 11%, compared to $6.6 million in the same period of 2024.

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Net loss was $7.3 million, a decrease of 27%, compared to a $10.0 million net loss in the same period of 2024.

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Adjusted EBITDA was $599,000, an improvement of 130%, compared to Adjusted EBITDA loss of $2.0 million in the same period of 2024. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

About Bright Mountain Media

Bright Mountain Media, Inc. (OTCQB: BMTM) unites a diverse portfolio of companies to deliver a full spectrum of advertising, marketing, technology, and media services under one roof—fused together by data-driven insights. Bright Mountain Media’s subsidiaries include Deep Focus Agency, LLC, MediaHouse, Inc., BV Insights, LLC, CL Media Holdings, LLC, and Bright Mountain, LLC d/b/a BrightStream. For more Information, please visit www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes,” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to successfully integrate acquisitions, and the realization of any expected benefits from such acquisitions. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain.’s Annual Report on Form 10-K for the year ended December 31, 2024 and our other filings with the SEC. Bright Mountain does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact / Investor Relations:

Douglas Baker

Email:corp@otcprgroup.com

Tel: (561) 807-6350

https://otcprgroup.com

BRIGHT MOUNTAIN MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended

	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Revenue	$15,408	$13,003	$29,598	$25,450
Cost of revenue	12,371	9,581	22,289	18,892
Gross margin	3,037	3,422	7,309	6,558
General and administrative expenses	4,021	5,310	8,545	10,552
Loss from operations	(984)	(1,888)	(1,236)	(3,994)

Financing and other expense:
Other income	44	53	91	397
Interest expense - Centre Lane senior secured credit facility - related party	(3,135)	(3,360)	(6,155)	(6,352)
Interest expense - 10% convertible promissory notes - related party	-	(2)	-	(4)
Other interest expense	(6)	(11)	(12)	(21)
Total financing and other expense, net	(3,097)	(3,320)	(6,076)	(5,980)

Net loss before income tax	(4,081)	(5,208)	(7,312)	(9,974)
Income tax provision	-	-	-	-
Net loss	$(4,081)	$(5,208)	$(7,312)	$(9,974)

Foreign currency translation	(199)	38	(157)	72
Comprehensive loss	$(4,280)	$(5,170)	$(7,469)	$(9,902)

Net loss per common share:
Basic	$(0.02)	$(0.03)	$(0.04)	$(0.06)
Diluted	$(0.02)	$(0.03)	$(0.04)	$(0.06)

Weighted-average shares outstanding:
Basic	175,965,052	171,095,661	175,969,993	171,155,364
Diluted	175,965,052	171,095,661	175,969,993	171,155,364

BRIGHT MOUNTAIN MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2025	December 31, 2024 *
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,678	$2,546
Restricted cash	1,861	1,861
Accounts receivable, net	14,050	15,033
Prepaid expenses and other current assets	1,222	859
Total current assets	18,811	20,299
Property and equipment, net	90	69
Intangible assets, net	12,436	13,406
Goodwill	7,785	7,785
Operating lease right-of-use assets	215	253
Other long-term assets	159	158
Total assets	$39,496	$41,970

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable and accrued expenses	$22,311	$22,667
Other current liabilities	2,522	4,401
Interest payable - Centre Lane senior secured credit facility - related party	-	21
Deferred revenue	6,594	2,883
Note payable - Centre Lane senior secured credit facility - related party (current)	4,673	3,808
Total current liabilities	36,100	33,780
Other long-term liabilities	91	169
Note payable - Centre Lane senior secured credit facility - related party (long-term)	73,781	71,043
Finance lease liabilities	7	20
Operating lease liabilities	140	185
Total liabilities	110,119	105,197

Stockholders' deficit:
Convertible preferred stock, par value $0.01, 20,000,000 shares authorized, no shares issued or outstanding at June 30, 2025 and December 31, 2024, respectively	-	-
Common stock, par value $0.01, 324,000,000 shares authorized, 177,515,227 and 177,464,827 issued, and 175,965,052 and 176,114,652 outstanding at June 30, 2025 and December 31, 2024, respectively	1,776	1,775
Treasury stock at cost, 1,550,175 and 1,350,175 shares at June 30, 2025 and December 31, 2024, respectively	(220)	(220)
Additional paid-in capital	101,870	101,798
Accumulated deficit	(174,169)	(166,857)
Accumulated other comprehensive income	120	277
Total stockholders' deficit	$(70,623)	$(63,227)
Total liabilities and stockholders' deficit	$39,496	$41,970

* Derived from audited consolidated financial statements.

BRIGHT MOUNTAIN MEDIA, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP EBITDA AND ADJUSTED EBITDA

(in thousands)

Non-GAAP Financial Measure

Non-GAAP results are presented only as a supplement to the financial statements and for use within management's discussion and analysis based on U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP.

All of the items included in the reconciliation from net loss before taxes to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

A reconciliation of net loss before taxes to non-GAAP EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
(in thousands)
Net loss before tax	$(4,081)	$(5,208)	$(7,312)	$(9,974)
Depreciation expense	15	35	28	75
Amortization of intangibles	485	481	970	962
Amortization of debt discount	556	936	1,189	1,552
Other interest expense	6	11	12	21
Interest expense - Centre Lane Senior Secured Credit Facility and Convertible Promissory Notes	2,579	2,426	4,966	4,804
EBITDA	(440)	(1,319)	(147)	(2,560)
Stock compensation expense	34	70	71	135
Non-recurring professional fees	20	-	261	-
Non-recurring legal fees	111	254	357	309
Non-recurring severance expense	57	75	57	93
Adjusted EBITDA (loss)	$(218)	$(920)	$599	$(2,023)